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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT



                            ARBOR HEALTH CARE COMPANY
                          JACKSONVILLE THERAPY BUSINESS




























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                                       TABLE OF CONTENTS
                                       -----------------
                                                                                         PAGE
                                                                                         ----

ARTICLE I:  SALE AND PURCHASE OF ASSETS...................................................  2

         1.1.     Acquired Assets.........................................................  2
         1.2.     Inventory...............................................................  2
         1.3.     Assumption of Liability.................................................  2
         1.4.     Designated Contracts....................................................  3
         1.5.     The Physical Therapy Network, Inc.......................................  3

ARTICLE II:  PURCHASE PRICE...............................................................  4

         2.1.     Determination and Payment of Purchase Price.............................  4
         2.2.     Certain Adjustments to the Purchase Price...............................  5
         2.3.     Transfer Taxes; Prorated Items..........................................  5
         2.4.     Other Prorations........................................................  6
         2.5.     Allocation of Purchase Price............................................  6

ARTICLE III:  THE CLOSING.................................................................  6

         3.1.     Time and Place of Closing...............................................  6
         3.2.     Certification and Assignment of Participation Agreements................  6

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF OWNERS
                           AND SELLERS....................................................  7

         4.01     Jacksonville Group, Inc.................................................  7
         4.02     Center for Sports Physical Therapy, Inc.................................  7
         4.03     Jacksonville Rehabilitation Center, Inc.................................  7
         4.1.     Organization and Standing of Sellers....................................  7
         4.2.     Authority...............................................................  7
         4.3.     Binding Effect..........................................................  7
         4.4.     Absence of Conflicting Agreements.......................................  8
         4.5.     Consents................................................................  8
         4.6.     Schedule of Assets and Properties.......................................  8
         4.7.     Contracts...............................................................  8
         4.8.     Financial Statements.................................................... 10
         4.9.     Material Changes........................................................ 10
         4.10.    Cost Reports............................................................ 10
         4.11.    Licenses; Permits....................................................... 11
         4.12.    Title, Condition to Personal Property....................................11
         4.13.    Title, Condition of the Property........................................ 12
         4.14.    Legal Proceedings....................................................... 12
         4.15.    Employees............................................................... 12
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

         4.16.    Collective Bargaining, Labor Contracts, Employment
                  Practices, etc.......................................................... 13
         4.17.    ERISA................................................................... 13
         4.18.    Insurance and Surety Agreements......................................... 13
         4.19.    Relationships........................................................... 14
         4.20.    Assets Comprising the Therapy Business.................................. 14
         4.21.    Absence of Certain Events............................................... 14
         4.22.    Compliance with Laws.................................................... 15
         4.23.    Environmental Compliance................................................ 15
         4.24.    Finders................................................................. 16
         4.25.    Tax Returns............................................................. 16
         4.26.    Encumbrances Created by this Agreement.................................. 17
         4.27.    Physical Therapists..................................................... 17
         4.28.    Claims and Billing...................................................... 17
         4.29.    Network Stock........................................................... 17

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF BUYER....................................... 17

         5.1.     Organization and Standing............................................... 18
         5.2.     Power and Authority..................................................... 18
         5.3.     Binding Agreement....................................................... 18
         5.4.     Legal Proceedings....................................................... 18
         5.5.     Compliance with Laws.................................................... 18
         5.6.     Claims and Billing...................................................... 18
         5.7.     Finders................................................................. 18

ARTICLE VI:  INFORMATION AND RECORDS CONCERNING THE
         FACILITIES....................................................................... 18

         6.1.     Access to Information and Records before Closing........................ 18
         6.2.     Maps, Plans, Surveys, etc............................................... 19


ARTICLE VII:  OBLIGATIONS OF THE PARTIES UNTIL CLOSING.................................... 19

         7.1.     Conduct of Business Pending Closing..................................... 19
         7.2.     Affirmative Covenants................................................... 19
         7.3.     Pursuit of Consents and Approvals....................................... 20

ARTICLE VIII: CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS................................. 21

         8.1.     Representations and Warranties.......................................... 21
         8.2.     Performance of Covenants................................................ 21
         8.3.     Delivery of Closing Certificate......................................... 21
         8.4.     Legal Matters........................................................... 21


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

         8.5.     Approvals............................................................... 21
         8.6.     Material Change......................................................... 22
         8.7.     Assets Transferred at Closing........................................... 22
         8.8.     Possession.............................................................. 22
         8.9.     COBRA................................................................... 22
         8.10.    Authorization Documents................................................. 22
         8.11.    Other Documents......................................................... 22
         8.12.    Due Diligence Review.................................................... 22
         8.13.    Approval of Schedules................................................... 23

ARTICLE IX:  CONDITIONS PRECEDENT TO
                           SELLERS' OBLIGATIONS........................................... 23

         9.1.     Representation and Warranties........................................... 23
         9.2.     Performance of Covenants................................................ 23
         9.3.     Delivery of Closing Certificate......................................... 23
         9.4.     Legal Matters........................................................... 23
         9.5.     Authorization Documents................................................. 23
         9.6.     Other Documents......................................................... 23

ARTICLE X:  OBLIGATIONS OF PARTIES AFTER CLOSING.......................................... 23

         10.1.    Discharge of Liabilities................................................ 23
         10.2.    Indemnification......................................................... 24
         10.3.    Payment by Buyer for Expense Adjustments After Closing.................. 25
         10.4.    Cost Reports............................................................ 25
         10.5.    Covenant Not-To-Compete................................................. 25
         10.6.    Records................................................................. 26
         10.7.    Collection of Accounts Receivable....................................... 26
         10.8.    Employment of Existing Employees........................................ 27
         10.9.    Consents and Approvals.................................................. 27
         10.10.   Set-Off................................................................. 27
         10.11.   Therapy Business Books and Records...................................... 28
         10.12.   Designated Contracts.................................................... 28

ARTICLE XI:  TERMINATION.................................................................. 28

         11.1.    Termination............................................................. 28
         11.2.    Effect of Termination................................................... 28

ARTICLE XII:  CASUALTY, RISK OF LOSS...................................................... 29

         12.1.    Casualty, Risk of Loss.................................................. 29

ARTICLE XIII:  MISCELLANEOUS PROVISIONS................................................... 29


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

         13.1.    Survival of Representations and Warranties.............................. 29
         13.2.    Public Announcements.................................................... 29
         13.3.    Costs and Expenses...................................................... 29
         13.4.    Benefit and Assignment.................................................. 30
         13.5.    Effect and Construction of this Agreement............................... 30
         13.6.    Cooperation - Further Assistance........................................ 30
         13.7.    Notices................................................................. 30
         13.8.    Waiver, Discharge, etc.................................................. 31
         13.9.    Rights of Persons Not Parties........................................... 31
         13.10.   Governing Law........................................................... 31
         13.11.   Severability............................................................ 31
         13.12.   Schedules and Exhibits.................................................. 32

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this 10th day of September, 1997, by, between and among Arbor Health Care Company, a Delaware corporation ("Buyer"); and Barnes E. Sale, III, Don J. Hunter, Arthur
J. Collier, James E. Harrison and David A. Shelton, each a resident of the state of Florida, who together own all of the outstanding capital stock of Jacksonville Group, Inc. (collectively, "JG Owners"); Robert M. Weldon, Arthur
J. Collier and Dan W. Weldon, each a resident of the state of Florida, who together own all of the outstanding capital stock of Center for Sports Physical Therapy, Inc. (collectively, "CSPT Owners"); Don J. Hunter, a resident of the state of Florida, who owns all of the outstanding capital stock of Jacksonville Rehabilitation Center, Inc. (collectively, "JRC Owners") (JG Owners, CSPT Owners and JRC Owners are collectively known as "Owners"); Jacksonville Group, Inc., a Florida corporation ("JG"); Center for Sports Physical Therapy, Inc., a Florida corporation ("CSPT"); and Jacksonville Rehabilitation Center, Inc., a Florida Corporation ("JRC") (collectively, JG, CSPT and JRC are referred to as "Sellers" and individually, a "Seller").

                                   BACKGROUND
                                   ----------

         A. Sellers, collectively, currently own, operate and maintain the Center for Sports Physical Therapy, Inc. d/b/a Center for Orthopaedic and Sports Physical Therapy; Jacksonville Rehabilitation Center, Inc., d/b/a Jacksonville Rehabilitation Center; and Jacksonville Group, Inc. d/b/a Comprehensive Physical Therapy (collectively, the "Therapy Business").

         B. JG previously has conducted its business through JG and three Florida limited liability companies owned in part by JG. Prior to the Closing Date, as hereafter defined, JG shall acquire substantially all of the assets of or sell all interests in such limited liability companies (the "LC Transaction") so that JG shall be able fully to convey all of such assets to Buyer free and clear of all liens and encumbrances. The LC Transaction shall be described more fully on SCHEDULE 4.9 hereto.

         C. Owners own all of the issued and outstanding capital stock of Sellers, as set forth on EXHIBIT A hereto.

         D. Buyer wishes to acquire and Sellers wish to sell substantially all of the assets of Sellers that comprise the Therapy Business in accordance with the terms and conditions hereinafter set forth. The locations from which the Therapy Business is operated are set forth on SCHEDULE 4.12.

         E. As an inducement to Buyer to enter into the Agreement, Owners and Sellers agree to make certain representations, warranties, agreements and covenants, as set forth in this Agreement.

         F. As an inducement to Owners and Sellers to enter into the Agreement, Buyer agrees to make certain representations, warranties, agreements and covenants, as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, JG, CSPT, JRC, Sellers and Buyer, intending to be legally bound, agree as follows:

                     ARTICLE I: SALE AND PURCHASE OF ASSETS
                                ---------------------------

         1.1. ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Buyer, in reliance upon the respective covenants, representations, warranties and agreements of the respective Owners and Sellers contained herein, will acquire from Sellers, and Sellers will sell, assign, transfer and convey to Buyer, substantially all of the assets, properties and business of Sellers that comprise the Therapy Business, including without limitation such property owned or leased by Sellers that comprises or is directly used in connection with the Therapy Business, including without limitation all tangible, intangible, personal or mixed property, the Inventory, Network Stock, claims and rights under Designated Contracts, the trade names, trademarks, service marks, patient lists and records, telephone numbers, good will, and, to the extent permitted by law, all permits, licenses and certificates of need, Medicare and Medicaid provider agreements and other rights held by Sellers with respect to the ownership or operation of the Therapy Business as the same shall exist on the Closing Date and copies all of Sellers' books and records pertaining to the foregoing as set forth on the Schedules and Exhibits attached hereto, and as provided to Buyer by Sellers pursuant to Buyer's due diligence request, but excluding cash, cash equivalents, accounts receivable, notes receivables, and tax refunds, (together, all such properties, assets or business to be conveyed to Buyer from Sellers at the Closing hereafter are referred to as the "Assets").

         1.2. INVENTORY. Sellers have each, at its own expense, made an inventory of the complete contents of its respective Therapy Business, and shall promptly (but not later than ten (10) days from the date hereof) deliver such list to Buyer (the "Inventory"). Sellers shall maintain the Inventory at its present inventory levels through the Closing Date. The most recent Inventory is included on SCHEDULE 4.6 hereto.

         1.3. ASSUMPTION OF LIABILITY. Except as expressly provided herein including, but not limited to Section 2.2 herein, Buyer shall not assume, nor in any way be liable or responsible for any claims, lawsuits, liabilities, obligations or debts of Sellers, including without limitation (i) malpractice claims asserted by patients of the Therapy Business or any other tort claims asserted against Sellers, claims for breach of contract, or any claims of any kind asserted by patients, former patients, employees of Sellers or any other party that are based on acts or omissions occurring on or before the Closing Date; (ii) amounts due or that may become due to Medicaid and/or Medicare or any other health care reimbursement or payment intermediary on account of health care reimbursement cost report adjustments or other payment adjustments attributable to any period prior to the Closing Date; (iii) any form of Medicaid and/or Medicare or other health care reimbursement recapture, adjustment or overpayment whatsoever with respect to any period prior to the Closing Date; and
(iv) any accounts payable, employment or other taxes, and any other obligation or liability of Sellers to pay money whatsoever.


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         Notwithstanding the provisions of the immediately preceding section, on the Closing Date, contingent upon the consummation of the transactions contemplated hereby, Buyer shall assume and thereafter in due course fully satisfy those obligations arising under the Designated Contracts specified pursuant to Section 1.4 herein and assigned by Sellers to Buyer, with respect to, and only with respect to, performance and payments owed that become due thereunder subsequent to the Closing Date. Liabilities and obligations under such Designated Contracts that have accrued, or the performance of which is due, on or prior to the Closing Date, and all liabilities and obligations under all other Contracts shall remain the sole responsibility of Sellers.

         1.4. DESIGNATED CONTRACTS.

                  (a) As soon as practicable after the date hereof but in no event later than fifteen (15) days after the date hereof, Buyer shall deliver notice in writing to Sellers designating which, if any, of the Contracts set forth on SCHEDULE 4.7 hereto will be assigned to and assumed by Buyer (the "Designated Contracts"). Such notice of designation will be set forth on
SCHEDULE 1.4 hereto. If within said period of time Buyer fails to so deliver notice to Sellers, Buyer will be deemed to have designated none of the Contracts, and Sellers will remain fully liable thereunder. To the extent Buyer makes any such designation, Sellers shall at Closing be obligated to either: (i) assign all of its right, title and interest under such Designated Contracts to Buyer and Buyer shall assume the obligations accruing after Closing under such Designated Contracts; and shall agree to indemnify and hold harmless the respective Seller from any and all liability thereunder; or (ii) arrange for termination of such contract and enter into a replacement therefor.

                  (b) Notwithstanding anything to the contrary contained herein, unless otherwise specifically agreed in writing, Buyer is not assuming and will not be responsible for any liabilities or obligations under the Designated Contracts incurred on or occurring before the Closing Date; all such liabilities and obligations remaining the sole and exclusive responsibility of Sellers pursuant to Section 1.3 herein and shall be paid or performed on or prior to the Closing Date.

                  (c) Immediately after confirmation by Buyer of the Designated Contracts to be assigned by Sellers, Buyer and each Seller, respectively, shall use its best efforts and shall diligently proceed to obtain any consents of any parties necessary to permit the assignment and assumption of the Designated Contracts. In the event that any of the Designated Contracts are not assignable, or the parties to any such Designated Contracts fail or refuse to consent to any assignment on or before the Closing Date, Buyer shall have no liability to assume and shall not assume any such Designated Contracts.

         1.5. THE PHYSICAL THERAPY NETWORK, INC. The acquired Assets under
Section 1.1 herein shall include one hundred percent (100%) of the issued and outstanding shares of stock of The Physical Therapy Network, Inc., d/b/a The Comprehensive Network (the "Network Stock"). Sellers have provided a statement of assets, liabilities and equity for The Physician Therapy Network, Inc. as set forth on SCHEDULE 1.5 hereto.

                           ARTICLE II: PURCHASE PRICE
                                       --------------

         2.1. DETERMINATION AND PAYMENT OF PURCHASE PRICE. The purchase price of the Assets shall be Four Million Dollars and No Cents ($4,000,000.00), of which One Million Dollars and No Cents ($1,000,000.00) shall be contingent upon the performance of the Therapy Business subsequent to the Closing as set forth herein, subject to adjustment as provided in Sections 2.2 and 2.3 herein (the "Purchase Price"). The Purchase Price shall be payable as follows:

                  (a) Two Million Dollars and No Cents ($2,000,000.00) shall be paid in cash at the Closing to Sellers in "same day" funds by wire transfer to arrive by 2:00 p.m. to an account designated by Sellers' attorney. Any adjustments made pursuant to Sections 2.2 and 2.3 herein shall be made against this cash portion of the Purchase Price;

                  (b) One Million Dollars and No Cents ($1,000,000.00) shall be paid at the Closing by delivery from Buyer of three (3) promissory notes, which shall bear simple interest at the rate of eight percent (8%) per annum and be amortized over three (3) years with equal annual installments in arrears (collectively, the "Promissory Note"), copies of which are attached as EXHIBIT B hereto; and

                  (c) One Million Dollars and No Cents ($1,000,000.00) shall be payable on a contingent basis (the "Contingent Payments"). The Contingent Payments shall be paid, if at all, in one (1) or two (2) installments. One (1) payment in the amount of Five Hundred Thousand Dollars and No Cents ($500,000.00) shall be payable before March 15, 1999, if the Therapy Business meets the Cumulative Gross Margin Target for the period from the Closing Date through December 31, 1998, and one (1) payment in the amount of Five Hundred Thousand Dollars and No Cents ($500,000.00) shall be payable before March 15, 2000, if the Therapy Business meets the Cumulative Gross Margin Target for the period January 1, 1999, through December 31, 1999; or one (1) payment of One Million Dollars and No Cents ($1,000,000.00) shall be payable before March 15, 2000, if the Therapy Business meets the Cumulative Gross Margin Target for the period from the Closing Date through December 31, 1999 (respectively, the "Contingency Periods"). Gross Margin is determined on an accrual basis and is defined as net revenue derived from Therapy Business less all expenses with respect thereto, except for: (i) amortization, depreciation and interest associated with the acquisition of the Therapy Business; and (ii) allocation of Buyer's general corporate overhead. For purposes hereof, upon completion of a review by Buyer's independent auditors, the computation of Gross Margin shall be final, binding and conclusive on the parties. Cumulative Gross Margin Targets are as follows:

                           (i) Three Hundred Sixteen Thousand Dollars and No Cents ($316,000.00) for the four (4) months ended 12/31/97 or an amount adjusted proportionately to the remaining period in 1997 if the Closing Date is subsequent to September 1, 1997.

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                           (ii)     One Million One Hundred Thirty Seven
                                    Thousand Dollars and No Cents
                                    ($1,137,000.00) for the twelve (12) months
                                    ended 12/31/98, and

                           (iii) One Million Three Hundred Sixty Five Thousand Dollars and No Cents
                                    ($1,365,000.00) for the twelve (12) months
                                    ended 12/31/99.

         2.2. CERTAIN ADJUSTMENTS TO THE PURCHASE PRICE. In addition, at the Closing hereunder:

                  (a) Sellers shall deliver to Buyer SCHEDULE 2.2(a) hereto, effective as of the Closing Date, showing the amount of accrued holiday and vacation pay, accrued sick pay and personal leave, and payroll taxes and workers' compensation insurance premiums with respect therein for each of their employees who Buyer desires to employ and who accept such employment with Buyer as of the Closing Date. The amount of all such accrued holiday and vacation pay and accrued sick pay and personal leave and payroll taxes and workers' compensation insurance premiums with respect therein due for such employees as of the Closing Date shall reduce the Purchase Price at Closing pursuant to Subsection (c) herein.

                  (b) Sellers shall deliver to Buyer SCHEDULE 2.2(b) hereto listing the amount of any prepayments received or paid by Sellers prior to Closing on account of any goods or services to be rendered or supplied by Sellers or to be received by Sellers and such prepayments, which Buyer receives the benefit of shall adjust the Purchase Price at Closing pursuant to Subsection
(c) herein.

                  (c) The amount of any accruals calculated under Section 2.2(a) herein and any prepayment amounts under Section 2.2(b) herein will reduce or increase, as the case may be, the Purchase Price payable to Sellers on a dollar-for-dollar basis, rather than be paid separately.

         2.3. TRANSFER TAXES; PRORATED ITEMS. On the Closing Date, the following adjustments and prorations shall be computed as of the Closing Date with respect to the following taxes (unless otherwise stated herein) and the cash portion of the Purchase Price shall be adjusted, upward or downward as appropriate, to reflect such prorations:

                  (a) TRANSFER TAXES. All documentary stamps and recording fees shall be borne by Buyer.

                  (b) CHARGES. All public or governmental charges against the Assets (including charges for sewer, water, drainage or other services) assessed for the fiscal year in which the Closing Date occurs shall be adjusted and apportioned as of the Closing Date and paid thereafter by Buyer.

                  (c) SERVICES CONTRACTS, LEASES AND UTILITIES. All prepayments made or payments due under any continuing service contracts and leases affecting the Assets, including without limitation water, sewer, electric, gas and utility bills, parking, garbage removal, and maintenance agreements shall be adjusted and apportioned as of the Closing Date and such obligations thereafter shall be assumed by Buyer.

         2.4. OTHER PRORATIONS. In the event that accurate prorations and other adjustments cannot be made as of the Closing Date because current bills or adjustments are not obtainable (as, for example, utility bills), the parties shall prorate such items upon receipt of the final bill of statement, but in no event later than sixty (60) days after Closing. Sellers shall use their best efforts to have all utility meters read on the Closing Date so as accurately to determine the proration of current liability bills.

         2.5. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set forth in SCHEDULE 2.5 hereto, and the parties shall adhere to such allocations in filing all returns to the appropriate taxing authorities. Sellers reserve the right to approve the allocation of the Purchase Price.

                            ARTICLE III: THE CLOSING
                                         -----------

         3.1. TIME AND PLACE OF CLOSING.

                  (a) Except as otherwise set forth herein, the closing (the "Closing") of the purchase and sale of the Assets contemplated by this Agreement shall take place on or before September 10, 1997, hereinafter called the "Closing Date," but shall be effective as of September 1, 1997. Sellers shall deliver possession of the Assets to Buyer, which shall accept the same on said Closing Date.

                  (b) If prior to or on the Closing Date, Buyer has received notice that any of the Sellers may not assign Medicare or Medicaid provider agreements to Buyer, or if Buyer has received notice that it cannot obtain Medicare or Medicaid reimbursement for physical therapy services rendered from the Effective Date through the Closing Date, the Closing Date shall be postponed until a time mutually agreed upon by Buyer and Sellers.

         3.2. CERTIFICATION AND ASSIGNMENT OF PARTICIPATION AGREEMENTS . In the event that: (i) all conditions precedent specified in Sections 8 and 9 herein have been satisfied except for the conditions in Section 8.5 herein relating to receipt of the Required Approvals; and (ii) Buyer has obtained assurances by all the applicable authorized government agencies that are satisfactory to Buyer to the effect that such governing agencies have reason to believe that the existing certifications and provider agreement(s) will be assigned to Buyer, and that such agency has no reason to believe that any condition existing during the period of Sellers' operation will, if left uncorrected, prevent or delay granting the Required Approvals to Buyer, the transactions contemplated in this Agreement may, at Buyer's option, be closed.

              ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF OWNERS
                          ----------------------------------------
                                   AND SELLERS
                                   -----------

         4.01 JACKSONVILLE GROUP, INC. JG and JG Owners (collectively, "JG Group"), jointly and severally, represent and warrant to Buyer the provisions contained in this Article IV, but only to the extent that any such representation or warranty pertains to JG Group. Each JG owner shall be liable individually for any material breach of a representation or warranty made by him or on his behalf, but not for any breach of a representation or warranty made by or on behalf of any other JG Owner.

         4.02 CENTER FOR SPORTS PHYSICAL THERAPY, INC. CSPT and CSPT Owners (collectively, "CSPT Group"), jointly and severally, represent and warrant to Buyer the provisions contained in this Article IV, but only to the extent that any such representation or warranty pertains to CSPT Group. Each CSPT owner shall be liable individually for any material breach of a representation or warranty made by him or on his behalf, but not for any breach of a representation or warranty made by or on behalf of any other CSPT Owner.

         4.03 JACKSONVILLE REHABILITATION CENTER, INC. JRC and JRC Owners (collectively, "JRC Group"), jointly and severally, represent and warrant to Buyer the provisions contained in this Article IV, but only to the extent that any such representation or warranty pertains to JRC Group. Each JRC owner shall be liable individually for any material breach of a representation or warranty made by him or on his behalf, but not for any breach of a representation or warranty made by or on behalf of any other JRC Owner.

         4.1. ORGANIZATION AND STANDING OF SELLERS. Except as provided on
SCHEDULE 4.1 hereto, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of its Articles of Incorporation and By-Laws and all amendments hereof to date, have been delivered to Buyer and are complete and correct. Seller has the power and authority to own the property and assets now owned by Seller and to conduct the business presently being conducted by Seller. Seller is not qualified to do business as a foreign corporations in any state, and neither the ownership of its assets nor the conduct of its business makes such qualifications necessary.

         4.2. AUTHORITY. Except as provided on SCHEDULE 4.2 hereto, Seller has the full corporate power and authority to make, execute, deliver and perform this Agreement including all Schedules and Exhibits herein, and the other instruments and documents required or contemplated hereby and thereby ("Seller's Transaction Documents"). Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise, on the part of Seller, its directors and shareholders, and all consents of holders of indebtedness of Seller that are not being paid prior to or at the Closing Date have been obtained.

         4.3. BINDING EFFECT. This Agreement and all of the other Seller's Transaction Documents when executed and delivered by Seller and the other parties hereto constitute the legal valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as enforceability may be affected by bankruptcy, insolvency or other legal or equitable principles affecting creditor rights, generally.

         4.4. ABSENCE OF CONFLICTING AGREEMENTS. Except as provided on SCHEDULE
4.4 hereto, neither the execution or delivery of this Agreement or any of Seller's Transaction Documents by Seller nor the performance by Seller of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under (i) Seller's Articles of Incorporation or By-Laws;
(ii) any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; (iii) any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or
(iv) any agreement, indenture, contract or instrument to which Seller or any shareholder thereof is now a party or by which any of them or any of the Assets is bound.

         4.5. CONSENTS. Except as set forth in SCHEDULE 4.5 hereto, no authorization, consent, approval, license, exemption by filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with Seller's entry into, execution, delivery and performance of this Agreement, any of the transaction documents related herein, or for the Seller's consummation of the transactions contemplated hereby and thereby.

         4.6. SCHEDULE OF ASSETS AND PROPERTIES.

                  (a) Set forth in SCHEDULE 4.6 hereto are complete and accurate lists of all the material items comprising Seller's Assets as of the date of this Agreement as follows:

                  (i) All Inventory, machinery, vehicles and equipment, office equipment, furniture and supplies owned or leased by Seller and used in connection with the Therapy Business and any other items of personal property that comprise or is otherwise used by Seller in connection with the Therapy Business.

                  (ii) All patents, trademarks, service marks, or applications for any of the same, copyrights, franchises, licenses, permits, easements, rights and other authorizations, if any, and any other item of intangible or intellectual property that are owned, possessed or used by Seller or any person in the operation of the Therapy Business. Neither the trade name nor any logo used for the Therapy Business has been registered as a service mark under any state or federal statute, and to the best of Seller's knowledge and belief, Seller's interest therein, if any, is fully and freely assignable by Seller.

         4.7. CONTRACTS

                  (a) SCHEDULE 4.7 hereto sets forth a complete and correct list of all material agreements, contracts and commitments whether written or oral, relating to the Therapy Business or its operations or to which Seller is a party or by which it or the Assets are bound (the "Contracts").

Seller has delivered to Buyer true and correct copies of all Contracts. All the information set forth on SCHEDULE 4.7 hereto with respect to the Contracts is materially true, complete and accurate. The Contracts and commitments referred to in this Section 4.7 were entered into and require performance in the ordinary course of business and are in full force and effect. Seller is not in material default under any Contract and there has not been asserted, either by or against Seller under any Contract, any notice of default, set-off or claim of default. To the best of Seller's knowledge and belief, the parties to the Contracts other than Seller are not in default of any of their respective obligations under the Contracts, and there has not occurred any event which with the passage of time or the giving of notice (or both) would constitute a default or breach under any Contract. All amounts payable or receivable under the Contracts are, or at the Closing Date will be on a current basis under the terms thereof. Except as set forth in SCHEDULE 4.7 hereto, the Contracts are assignable to Buyer without the consent of the remaining parties therein.

                  (b) Except as listed on SCHEDULE 4.7 hereto, Seller is not a party to or liable in connection with and has not granted any written or express, oral or implied:

                  (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination agreement with, any director, officer, employee, consultant or agent or group of employees;

                  (ii) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement;

                  (iii) agreement or arrangement for the sale of any of its assets, property or rights outside the ordinary course of business, or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by sale of assets, sale of stock, merger or otherwise);

                  (iv) contract which contains any provisions requiring Seller to indemnify or act for any other person or entity;

                  (v) agreement restricting Seller from conducting business anywhere in the world;

                  (vi) partnership or joint venture contract or similar arrangement or agreement which is likely to involve a sharing of profits or future payments with respect to the Therapy Business;

                  (vii) licensing, distributor, dealer, franchise, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment;

                  (viii) agreement not made in the ordinary and normal course of business and consistent with past practice of Seller; or

                  (ix) agreement with any physician (or an immediate family member of such physician) who has a financial relationship (as defined in 42 U.S.C.A. ss.1395) with Seller and who makes referrals to Seller.

         4.8. FINANCIAL STATEMENTS.

                  (a) Seller has delivered to Buyer true and correct copies, in all material respects, of: (i) the compiled statement of assets, liabilities and equity of Seller at December 31, 1996, and the statements of revenues and expenses for the fiscal year then ended, including the notes therein, which have been compiled by the certified public accountants serving Seller, as more fully described in their reports included therein, and (ii) the compiled monthly statement of assets, liabilities and equity and the statements of revenues and expenses as more fully set forth on SCHEDULE 4.8 hereto (collectively referred to as the "Financial Statements"). The Financial Statements (including any related notes therein) are true and correct in all material respects and present fairly the financial condition and results of operations of Seller as, at and for the periods therein specified and were prepared on a basis consistent with prior periods. Seller's books of account from which the Financial Statements were prepared accurately and fully reflect all of Seller's items of income and expense, all of its assets and liabilities and all of its accruals.

                  (b) The most recent statement of assets, liabilities and equity contained in the Financial Statements as set forth on SCHEDULE 4.8 (the "Statement") reflects all liabilities and obligations of Seller, whether absolute, accrued, contingent, due or otherwise as of the date thereof, and Seller does not have any material liabilities or obligations that are not reflected thereon, except for such current liabilities as have been incurred since the date of the Statement in the ordinary course of business consistent with past practice (such current liabilities hereinafter called "Current Liabilities"). To the best of Seller's knowledge, there is no basis for the assertion against Seller of any liability or obligation of any nature or in any amount (other than Current Liabilities as aforesaid) not fully reflected or reserved against in the Statement.

         4.9. MATERIAL CHANGES. Except as noted on SCHEDULE 4.9 hereto, between the date of the Statement and the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of Seller or the Therapy Business, or any damage or destruction of the Therapy Business by fire or other casualty, whether or not covered by insurance, and Seller has, and as of the Closing will have, conducted its business only in the normal course. Seller has identified and communicated to Buyer all material information with respect to any fact or condition that might adversely affect the future prospects (financial or otherwise) of the Therapy Business. Since the most recent date on the Financial Statements, there has been no sale or disposition of the machinery and equipment reflected therein.

         4.10. COST REPORTS. Except as provided in SCHEDULE 4.10 hereto: (i) Seller has delivered to Buyer true and correct copies of all Medicare cost reports relating to the Facilities for the last three (3) fiscal years, if any;
(ii) to the best of the Seller's knowledge, after diligent inquiry, the information contained in such reports is true and correct in all respects; (iii) the Medicare cost reports have been audited and fully settled through the respective years set forth in SCHEDULE
4.10 hereto; (iv) and there is no dispute between Seller and such fiscal intermediaries regarding prior cost reports other than with respect to adjustments made in the ordinary course of business, which do not involve amounts in excess of Ten Thousand Dollars and No Cents ($10,000.00) in the aggregate except as disclosed on SCHEDULE 4.10 hereto.

         4.11. LICENSES; PERMITS. SCHEDULE 4.11 hereto sets forth a description of (a) each license and all other governmental or other regulatory permits and approvals relating to the operation of the Therapy Business hereinbefore obtained and that is now in effect and to the best of Seller's knowledge and belief, (b) each other license, permit, easement, right or other authorization that is necessary to operate the Therapy Business legally (collectively, the "Licenses"). Seller has delivered to Buyer true and correct copies of all of the Licenses listed on SCHEDULE 4.11 hereto. SCHEDULE 4.11 hereto also sets forth a description of each accreditation of the Therapy Business, Seller has delivered such copies to Buyer. Seller owns, possesses or has the legal right to use the Licenses, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. Seller is not in default under, nor has it received any notice of any claim of default or any other claim or proceeding relating to any such License. The Therapy Business is fully and completely licensed by all appropriate authorities for Seller to carry on the business presently conducted at the Therapy Business. Except as provided in SCHEDULE 4.11 hereto, the Therapy Business is accredited for participation in the Florida Medicaid program and the federal Medicare program. No shareholder, director or officer, employee or former employee of Seller, or any other person, firm or corporation owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part in any such License owned, possessed or used in the operation of the Therapy Business as now operated.

         4.12. TITLE, CONDITION TO PERSONAL PROPERTY.

                  (a) Each of Seller's property comprising the Assets is located at the location(s) set forth in SCHEDULE 4.12 hereto. Except for the security interests that will be discharged and released prior to or at the Closing, Seller has good and marketable title to all such personal property, subject to no mortgage, security interest, pledge, lien, conditional sales agreement, lease, claim, encumbrance or charge, or restraint on transfer whatsoever, except for landlord's lien for rent. Except as provided in SCHEDULE 4.12 hereto, no other person has any right to the use or possession of any of such assets. Except as set forth in SCHEDULE 4.12 hereto, during the five (5) year period preceding the date hereof, or since the Seller's inception if more recent, Seller has conducted its business activities only under the corporate and/or trade names currently in use. All of such personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased, is in good operating condition and is functioning in the manner and for the purpose for which it was intended and is in compliance with (and the operation thereof is in compliance with) all applicable Federal, state, and local laws, rules, and regulations, and is sufficient and suitable to enable Buyer to operate the Therapy Business in a normal and efficient manner.

                  (b) No tangible personal property, except as otherwise disclosed on Schedules attached herein, used by Seller in connection with the operation of the Therapy Business is subject to a lease, conditional sale, security interest or similar arrangement that will not be satisfied and released at the Closing.

         4.13. TITLE, CONDITION OF THE PROPERTY

                  (a) Except as provided in SCHEDULE 4.13 hereto, Seller owns a valid leasehold estate in the business premises used by or comprising the Therapy Business (the "Property") at the locations described in SCHEDULE 4.12 hereto.

                  (b) There are no leases or other agreements of Seller as lessor, granting any third party the right to use or occupy any of the Property and no person, firm or entity has any ownership interest or option or right of first refusal to acquire any ownership interest in the Property or any building or improvements thereon.

                  (c) To the best of Seller's knowledge, the buildings and other improvements comprising the Therapy Business and all of their systems, including without limitation, the heating, ventilating and air condition systems, and the plumbing, electrical, mechanical and drainage systems, and roof are in good operating condition, repair and working order.

                  (d) Seller has not received any notice of noncompliance from any governmental authority regarding any of the improvements constructed at the Therapy Business or the use or occupancy thereof.

         4.14. LEGAL PROCEEDINGS. Other than as set forth on SCHEDULE 4.14 hereto, there are no known disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending, threatened or contemplated, nor, to the best of Seller's knowledge, is there any basis therefor, against or affecting the Therapy Business or Seller's rights therein or Seller's ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. Seller has received no requests for information with respect to the transactions contemplated hereby from any governmental agency.

         4.15. EMPLOYEES. SCHEDULE 4.15 hereto contains a complete and correct list of the name, position, current rate of compensation and any vacation or holiday pay, sick pay, personal leave and any other compensation arrangements or fringe benefits, of each current employee, consultant and agent of Seller (together with a description of any specific arrangements or rights concerning such persons) that are not reflected in any agreement or document referred to in
SCHEDULE 4.7 hereto. Except as provided in SCHEDULE 4.15 hereto, Seller currently has no, and has never had any pension, profit sharing, bonus, incentive, welfare benefit, or other plan applicable to any of the employees of the Therapy Business. No such employee, consultant or commission agent has any vested or unvested retirement benefits or other termination benefits, except as described on SCHEDULE 4.15 hereto.

         4.16. COLLECTIVE BARGAINING, LABOR CONTRACTS, EMPLOYMENT PRACTICES,
ETC.

                  (a) Except as provided in SCHEDULE 4.16(A) hereto, during the two (2) years prior to the Closing Date, there has been no material or adverse change in the relationship between Seller and their employees nor any strike or labor disturbance by such employees affecting Seller's business, and there is no indication that such a change, strike or labor disturbance is likely. Seller's employees are not represented by any labor union or similar organization, and Seller knows of no reason to believe that there are pending or threatened any activities the purpose of which is to achieve such representation of all or some of Seller's employees. There are no pending suits, actions or proceedings against Seller relating to employees of Seller, and Seller does not know of any threats of strikes, work stoppages or pending grievances by any such employees. Except as set forth on SCHEDULES 4.7 or 4.15 hereto, Seller has no collective bargaining or other labor contracts, employment contracts, pension, profit-sharing, retirement, insurance, bonus, deferred compensation or other employee benefit plans, agreements or arrangements with respect to such employees. Seller is in compliance with the requirements prescribed by all federal, state and local statutes, orders and governmental rules and regulations applicable to any of the employee benefit plans, agreements and arrangements (each individually, a "Plan") identified on SCHEDULES 4.7 and 4.15 hereto, including, without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller has performed all obligations required to be performed by them under each Plan and Seller is not in default under, or violation of, the term and conditions of any Plan. All current and prior material documents, including all amendments therein, with respect to each Plan have been given to the Buyer.

                  (b) Between the date hereof and the Closing Date, Seller shall not enter into any contract or agreement (or negotiations in connection therewith) with any union or other collective bargaining representative representing any employees at the Therapy Business without the prior written consent of Buyer.

         4.17. ERISA. Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of ERISA. Seller does not now maintain or make contributions to and have not at any time in the past maintained or made contributions to any multi-employer plan subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980 (the "Multi-employer Act").

         4.18. INSURANCE AND SURETY AGREEMENTS. SCHEDULE 4.18 hereto contains a true and correct list of: (a) all policies of fire, liability and other forms of insurance held or owned by Seller or otherwise in force and providing coverage for the Therapy Business or the Assets (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation) and (b) all bonds, indemnity agreements and other agreements of suretyship made for or held by Seller or otherwise in force and relating to the Therapy Business or the Assets, including a brief description of the character of the bond or agreement and the name of the surety or indemnifying party.
SCHEDULE 4.18 hereto sets forth for each such insurance policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the annual premium and a brief description of the nature of insurance included under each such policy and of any claims made thereunder during the past two (2) years. Such policies are owned by and payable solely to Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date. All insurance policies listed on SCHEDULE 4.18 hereto are in full force and effect, all premiums due on or before the Closing Date have been or will be paid on or before the Closing Date, Seller has not been advised by any of their insurance carriers of an intention to terminate or modify any such policies, nor has Seller failed to comply with any of the material conditions contained in any such policies and no notice of termination or cancellation has been received with respect to any such policy.

         4.19. RELATIONSHIPS. Except as disclosed on SCHEDULE 4.19 hereto, neither Seller nor any shareholder, director or officer thereof or any member of such person's immediate family has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Therapy Business by which Buyer will be bound after the Closing.

         4.20. ASSETS COMPRISING THE THERAPY BUSINESS. The Assets, Contracts, Inventory, and Licenses listed on the Schedules hereto as owned by Seller, represent all of the real and personal property, licenses, permits and authorizations, contracts, leases and other agreements that are necessary and material to the operation of the Therapy Business as now operated.

         4.21. ABSENCE OF CERTAIN EVENTS. Except as set forth on SCHEDULE 4.21, any other Schedule, termination provision of Seller's managed care contracts or assignment of leases required to comply with the transactions contemplated hereby, since the date of the Balance Sheet, Seller has not and from the date of the Balance Sheet to the Closing Date, Seller will not have (except for transactions directly with Buyer):

                  (a) sold, assigned or transferred any of their Assets or properties, except in the ordinary course of business consistent with past practice;

                  (b) mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of the Assets other than the liens, if any, of current taxes not yet due and payable;

                  (c) made or suffered any amendment or termination of any contract, commitment, instrument or agreement materially relating to the Therapy Business;

                  (d) except in the ordinary course of business, consistent with past practice, or otherwise to comply with any applicable minimum wage law, increased the salaries or other compensation of any of their employees at the Therapy Business, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled.

                  (e) discharged or satisfied any lien or encumbrance, or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities, the failure to pay or discharge that has caused or will cause any actual damage or risk of loss to Seller or the Therapy Business;

                  (f) changed any of the accounting principles followed by it or the methods of applying such principles;

                  (g) made or suffered any amendment or termination of any material contract, commitment or agreement to which they are a party or by which they are bound, or canceled, modified or waived any debt or claims held by them, other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

                  (h) entered into any material transaction other than in the ordinary course of business consistent with past practice.

         4.22. COMPLIANCE WITH LAWS. Except as provided in SCHEDULE 4.22 hereto, Seller has not received any claim or notice that the Therapy Business is not in compliance with any applicable federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of federal, state, local or other governmental agency. Seller shall report to Buyer, within five
(5) days after Seller's receipt thereof, any written or oral claims or notices that the Therapy Business is not in compliance with any of the foregoing.

         4.23. ENVIRONMENTAL COMPLIANCE.

                  (a) At any time during Seller's possession of the Property and, to the best of Seller's knowledge, prior to Seller's possession thereof:

                  (i) The Property has not been used for the disposal of any industrial refuse or waste, including but not limited to potentially infectious waste, blood-contaminated materials, or other wastes generated in the course of patient treatment (collectively "Medical Waste"), or for the processing, manufacture, storage, handling, treatment or disposal of any hazardous or toxic substance, material or waste.

                  (ii) No asbestos-containing materials have been used or disposed of on the Property.

                  (iii) No machinery, equipment or fixtures containing polychlorinated biphenyls ("PCBs") have been located on the Property.

                  (iv) No storage tanks for gasoline, petroleum, or any other substance have been located on the Property.

                  (v) No toxic or hazardous substances or materials have been located on the Property, which substances or materials, if found on the Property, would subject the owner or occupant of the Property to damages, penalties, liabilities or an obligation to remove such substances or materials under any applicable federal, state or local law, regulation or ordinance.

                  (vi) No notice from any governmental body has ever been served upon Seller, its agents or representatives, or upon any prior owner of the Property, claiming any violation of any federal, state or local law, regulation or ordinance concerning the generation, handling, storage, or disposal of Medical Waste, or the environmental state, condition, or quality of the Property, or requiring or calling attention to the need for any work, repairs, or demolition, on or in connection with the Property in order to comply with any law, regulation or ordinance concerning the environmental or healthful state, condition or quality of the Property.

                  (vii) SCHEDULE 4.23 hereto lists all reports of health care and environmental agencies received by Seller during the last five (5) years from any supervisory governmental authority with respect to the operations of the Therapy Business. Seller has delivered copies of each such report to Buyer.

                  (b) To the best of Seller's knowledge and belief, at all times, Seller has complied, and is complying in all respects with all environmental and related laws, ordinances and governmental rules and regulations applicable to it, the Property, the Assets and the Therapy Business, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the federal Water Pollution Control Act, as amended by the Clean Water Act, and subsequent amendments, the Federal Toxic Substances Control Act, as amended, and all other Federal and, state and local laws, regulations and ordinances with respect to the protection of the environment (collectively "Environmental Laws"). The foregoing representation and warranty applies to all aspects of the operation of the Therapy Business and the Assets including, but not limited to, the use, handling, treatment, storage, transportation and disposal of any hazardous, toxic or infectious waste, material or substance (including Medical Waste) and petroleum products, material or waste whether performed on Seller's properties or at any other location.

         4.24. FINDERS. Except for Healthquest, Inc., a Florida corporation, and Peter J. Lord, its sole shareholder, no broker or finder has acted for Seller in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller. Seller shall be responsible for any fees, commissions or any other financial obligation due to Healthquest, Inc. and/or Peter J. Lord in connection with the transactions contemplated by this Agreement and shall hold Buyer harmless for any such obligation.

         4.25. TAX RETURNS. Except as provided in SCHEDULE 4.25 hereto, Seller has filed all federal, state, county and local income, excise, property and other tax returns and abandoned property reports (if any) to date that are due and required to be filed by them, and there are no claims, liens, or judgments for taxes due from Seller affecting the Therapy Business or any of the Assets, and no basis for any such claim, lien, or judgment exists.

         4.26. ENCUMBRANCES CREATED BY THIS AGREEMENT. The execution and delivery of this Agreement or any of the Seller's Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, create any liens or other encumbrances on any of the Assets in favor of third parties.

         4.27. PHYSICAL THERAPISTS. SCHEDULE 4.27 hereto contains a true, accurate and complete list of all of the physical therapists employed or otherwise retained to private services on behalf of Seller ("Seller's Physical Therapists"). Each of Seller's Physical Therapists is duly licensed to engage in the practice of physical therapy in the State of Florida. The Florida Board of Physical Therapy Practice has never placed any of Seller's Physical Therapists on probation, it has never denied a license to any of Seller's Physical Therapists nor has it ever limited, suspended or revoked any of their licenses, nor, to the best of Seller's knowledge do there exist any facts which could provide a basis for the taking of any such action.

         4.28. CLAIMS AND BILLING. Claims, billing and other information submitted to, or required to be filed in connection with Seller's participation in and reimbursement under Medicare, Medicaid and any private third party payor programs have been submitted to the appropriate intermediary, state agency or third party payor in accordance with applicable laws and regulations or pursuant to contracts between Seller and the appropriate third party payor, as the case may be. Except as disclosed on SCHEDULE 4.28 or any other Schedules hereto, (i) no audit or investigation has been initiated by any governmental authority or agency or private third party payor within the past five (5) years which questions the validity or accuracy of the information submitted by Seller or Seller's right to participate in Medicare, Medicaid or other private third party payor programs, (ii) Seller has not been required to repay any money received from Medicare, Medicaid, or any private third party payor, and (iii) to the best of Seller's knowledge, no facts exist which could provide a basis for any action, suit, proceeding or investigation against Owners, Seller or any of Seller's officers, directors or employees relating to claims, billing and other information submitted to, or required to be filed in connection with Seller's participation in and reimbursement under Medicare, Medicaid, or any third party payor programs.

         4.29. NETWORK STOCK. The statement of assets, liabilities and equity for The Physical Therapy Network, Inc. as set forth on SCHEDULE 1.5 is true and correct, and to the best of its shareholders' knowledge after diligent inquiry, no liabilities, contingent or otherwise, except for those on SCHEDULE 1.5 exist.

               ARTICLE V: REPRESENTATIONS AND WARRANTIES OF BUYER
                          ---------------------------------------

         Buyer represents and warrants to Sellers as follows:

         5.1. ORGANIZATION AND STANDING. Buyer has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware and is authorized to do business in the State of Florida.

         5.2. POWER AND AUTHORITY. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the corporate power and authority to execute and deliver the instruments and agreements required to be delivered by it to Sellers at the Closing (collectively, "Buyer's Transaction Documents").

         5.3. BINDING AGREEMENT. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and when executed and delivered by Buyer at the Closing each of the related transaction documents executed by Buyer will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

         5.4. LEGAL PROCEEDINGS. There are no known disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending, threatened or contemplated, which would have a material adverse effect on Buyer's business taken as a whole, nor, to the best of Buyer's knowledge, is there any basis therefor, against or affecting Buyer's rights therein or ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind.

         5.5. COMPLIANCE WITH LAWS. Buyer has not received any claim or notice that it is not in compliance with any applicable federal, state, local or other governmental laws or ordinances, or any applicable order, rule or regulation of federal, state, local or other governmental agency, which would have a material adverse effect on Buyer's business taken as a whole.

         5.6. CLAIMS AND BILLING. To the best of Buyer's knowledge, no facts exist which could provide a basis for any action, suit, proceeding or investigation against Buyer or any of Buyer's officers, directors or employees relating to claims, billing and other information submitted to, or required to be filed in connection with Buyer's participation in and reimbursement under Medicare, Medicaid, or any third party payor programs, which would have a material adverse effect on Buyer's business taken as a whole.

         5.7. FINDERS. Except for Healthcare Alliance Group, Inc., no broker or finder has acted for Buyer in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Buyer. Buyer shall be responsible for any fees, commissions or any other financial obligation due to Healthcare Alliance Group, Inc. in connection with this transaction and shall hold Sellers harmless for any such obligation.

          ARTICLE VI: INFORMATION AND RECORDS CONCERNING THE FACILITIES
                      -------------------------------------------------

         6.1.     ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING.

                  (a) Prior to the Closing Date, Buyer may make, or cause to be made, such investigation of the Therapy Business and Sellers' financial and legal conditions as Buyer deems necessary or advisable to familiarize itself with the Therapy Business and/or matters relating to its history or operation. Sellers shall permit Buyer and its authorized representatives (including legal counsel and accountants), to have full access to the Therapy Business and Sellers' books and records, and Sellers will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to the products, services, operations and assets, the Property and the Therapy Business as Buyer shall from time to time request. The documents to which the Buyer shall have access shall include but not be limited to Sellers' tax returns and related work papers since its inception and printouts of patient or resident account information maintained by or on behalf of any person with respect to the Therapy Business; and Sellers shall make, or cause to be made, extracts thereof as Buyer or its representatives may request from time to time, to enable Buyer and its representatives to investigate the affairs of Sellers and the Therapy Business and the accuracy of the representations and warranties made in this Agreement. Sellers shall cause their accountants to cooperate with Buyer and to disclose the results of audits relating to Sellers and/or to the Therapy Business and to produce the working papers relating therein. Except with respect to matters reflected in Schedules or Exhibits hereto provided to by Sellers to Buyer, no such investigation by Buyer or its representatives shall affect any of the Sellers' or Owners' representations and warranties in this Agreement or Buyer's right to rely thereon.

                  (b) In the event of the termination of this Agreement prior to Closing, Buyer will deliver to Sellers all documents, work papers and other materials hereunder obtained from Sellers and relating to Sellers or the transactions herein contemplated, shall treat all information and data, written or unwritten, obtained therefrom as confidential, not to be disclosed, shall retain no copies thereof, shall not use any information or data to the detriment of the Sellers, and shall instruct and cause its legal, financial and marketing consultants to do the same.

         6.2. MAPS, PLANS, SURVEYS, ETC. Sellers shall deliver, or cause to be delivered, to Buyer, without charge, all plans, maps, surveys, descriptions, and title reports respecting the Therapy Business and the use and occupancy thereof in Sellers' possession that exist as of the date of this Agreement.

              ARTICLE VII: OBLIGATIONS OF THE PARTIES UNTIL CLOSING
                           ----------------------------------------

         7.1. CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, Sellers shall conduct their business relating to the operation of the Therapy Business solely in the ordinary course of business consistent with past practice and maintain their existence.

         7.2. AFFIRMATIVE COVENANTS. Between the date hereof and the Closing, Sellers shall and Owners shall use their best efforts to cause Sellers to:

                  (a) maintain the Therapy Business in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;


                  (b) maintain in full force and effect all Licenses currently in effect with respect to the Therapy Business;

                  (c) maintain in full force and effect the insurance policies and binders currently in effect with respect to the Therapy Business, including without limitation those listed on SCHEDULE 4.18 hereto;

                  (d) to preserve intact the present business organization of Sellers; keep available the services of Sellers' present employees and agents, and any other employees and agents employed in connection with the Therapy Business and maintain Sellers' relations and goodwill with the suppliers, patients and residents, employees, affiliated medical personnel and anyone having business relating to the Therapy Business;

                  (e) maintain all of the books and records relating to the Therapy Business in accordance with its past practices;

                  (f) comply with all provisions of the Contracts listed in
SCHEDULE 4.7 hereto and with any other agreements that Sellers have entered into with respect to the Therapy Business in the ordinary course of business since the date of this Agreement and with the provisions of all laws, rules and regulations applicable to Sellers' business or the Therapy Business;

                  (g) cause to be paid when due, all taxes, assessments and changes or levies imposed upon them or on any of their properties or which they are required to withhold and pay over;

                  (h) promptly advise Buyer in writing of the threat or commencement against Sellers or Owners of any dispute, claim, action, suit or proceeding, arbitration or investigation that would materially adversely affect the operations, properties, assets or prospects of the Therapy Business.

         7.3. PURSUIT OF CONSENTS AND APPROVALS. Prior to the Closing, the parties shall undertake to obtain all consents and approvals of governmental agencies and all other parties necessary for the lawful consummation of the transactions contemplated hereby and the lawful use, occupancy and enjoyment of the Therapy Business by Buyer in accordance herewith. Sellers and Owners shall cooperate with and use their best efforts to assist Buyer in obtaining all such consent and approvals, and Buyer shall use its best efforts to assist Sellers in obtaining such consents and approvals, including any managed care contracts.

         If the applicable State of Florida Medicaid or Medicare certification agency requires that, prior to giving written assurance regarding the issuance of an operating license, certification or provider agreement to Buyer following the Closing, all Medicaid and/or Medicare estimated adjustments be paid to the applicable agency on or before the Closing, Sellers shall pay such amounts on or before the Closing Date in order to permit Buyer to obtain such written assurances.

            ARTICLE VIII: CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
                          -------------------------------------------

         Unless waived by Buyer, its obligation to consummate the purchase of the Assets is subject to the fulfillment, prior to or at the Closing, of the conditions in Article III herein and each of the following conditions. Upon failure of any of the following conditions, Buyer may terminate this Agreement pursuant to and in accordance with Article XI herein.

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained in this Agreement or on any Schedule, Exhibit, list, certificate or other document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent affected by the transactions herein contemplated.

         8.2. PERFORMANCE OF COVENANTS. Sellers shall have performed or complied in all material respects with each of their agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

         8.3. DELIVERY OF CLOSING CERTIFICATE. Sellers shall have executed and delivered to the Buyer a certificate of each of the chief executive officer of Sellers dated the Closing Date upon which Buyer may rely, certifying that the statements made in Sections 8.1 and 8.2 herein are true, correct and complete as of the Closing Date.

         8.4. LEGAL MATTERS. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person that questions the validity or legality of this Agreement or the transactions contemplated hereby. Sellers shall have delivered an opinion of counsel of Sellers, dated the Closing Date, in the form of SCHEDULE 8.4 hereto.

         8.5. APPROVALS.

                  (a) The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been granted, including without limitation, the Required Approvals and any tax clearance or similar approval;

                  (b) None of the foregoing consents or approvals (i) shall have been conditioned upon the modification, cancellation or termination of any material lease, contract, commitment, agreement, license, easement, right or other authorization with respect to the Therapy Business, or (ii) shall impose on the Buyer any material condition or provision or requirement with respect to the

Therapy Business or its operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing.

         8.6. MATERIAL CHANGE. Since the date of this Agreement there shall not have been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of the Therapy Business or Sellers.

         8.7. ASSETS TRANSFERRED AT CLOSING. Sellers shall have delivered or caused to be delivered to Buyer possession of the Assets (or the right to obtain possession on demand pursuant to the terms of a mutually agreed upon Escrow Agreement) together with such instruments of sale and transfer, including without limitation a Bill of Sale and Assignment of Contracts, in form acceptable to Buyer, sufficient to vest in Buyer good and marketable title to the Assets, free and clear of all liens, security interests, encumbrances, claims and other exceptions of any kind whatsoever. Sellers also shall execute and deliver to Buyer at Closing a form of withdrawal of assumed name with respect to the trade names of the Therapy Business in form and substance acceptable to Buyer and its counsel.

         8.8. POSSESSION. Possession of the Therapy Business shall be or shall have been delivered to Buyer as provided in this Agreement, free and clear of any liens, claims to or rights of possession.

         8.9. COBRA. Sellers shall have, and shall have caused all concerned benefits plan administrators to have, given all notices, made all offers, paid and collected all premiums, obtained all group health plan coverage, and performed all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and which is required to be given, made, paid, obtained, and performed as a result of the Closing under this Agreement. Any amounts under COBRA or similar state or federal law or regulation which becomes a liability to Buyer after Closing but which relates to any period of time in which Sellers owned the Therapy Business shall be paid by Sellers either by a dollar for dollar reduction of the Purchase Price at the Closing or upon demand after the Closing.

         8.10. AUTHORIZATION DOCUMENTS. Buyer shall have received a certificate of the Secretary or other officer of each Sellers certifying a copy of Resolutions of the Board of Directors of Sellers and consent of their shareholders authorizing Sellers' execution and full performance of Sellers' Transaction Documents, the Articles or Certificate of Incorporation and By-Laws of Sellers and the incumbency of the officers of Sellers.

         8.11. OTHER DOCUMENTS. Sellers shall have furnished Buyer with all other documents, certificates and other instruments required to be furnished to Buyer by Sellers pursuant to the terms herein.

         8.12. DUE DILIGENCE REVIEW. Notwithstanding anything to the contrary stated in this Agreement, the parties recognize and agree that the obligation of Buyer to consummate the transactions contemplated by this Agreement are expressly conditioned upon and subject to Buyer having completed, by the Closing, its due diligence review of the Therapy Business and Sellers' business, and Buyer's satisfaction therewith in all respects as determined in its sole and absolute discretion.

         8.13. APPROVAL OF SCHEDULES. Schedules delivered previously and through the Closing Date shall be satisfactory to Buyer.

            ARTICLE IX: CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS
                        --------------------------------------------

         Unless waived by Sellers, its obligation to consummate the sale of the Assets is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         9.1. REPRESENTATION AND WARRANTIES. The representations and warranties of Buyer in this Agreement or on any Schedule, Exhibit, list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time, except to the extent affected by the transactions herein contemplated.

         9.2. PERFORMANCE OF COVENANTS. Buyer shall have performed or complied with each of its agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.3. DELIVERY OF CLOSING CERTIFICATE. Buyer shall have delivered to Sellers a certificate of an officer of Buyer dated the Closing Date upon which Sellers can rely, certifying that the statements made in Sections 9.1 and 9.2 herein are true, correct and complete as of the Closing Date.

         9.4. LEGAL MATTERS. No suit, actions, investigation or legal or administrative proceedings shall have been brought or shall have been threatened by any person that questions the validity or legality of the Agreement or the transactions contemplated hereby.

         9.5. AUTHORIZATION DOCUMENTS. Sellers shall have received a certificate of the Secretary or other officer of the Buyer certifying a copy of Resolutions of the Board of Directors of Buyers authorizing Buyer's execution and full performance of Buyer's Transaction Documents and the incumbency of the officers of the Buyer.

         9.6. OTHER DOCUMENTS. Buyer shall have furnished Sellers with all documents, certificates and other instruments required to be furnished to Sellers by Buyer pursuant to the terms hereof.

                 ARTICLE X: OBLIGATIONS OF PARTIES AFTER CLOSING
                            ------------------------------------

         10.1. DISCHARGE OF LIABILITIES. The Owners shall cause Sellers to pay all of their liabilities and obligations with respect to the Therapy Business that are not expressly assumed by Buyer at Closing, as and when the same shall become due and payable.

         10.2. INDEMNIFICATION.

                  (a) The Owners and Sellers, jointly and severally, hereby covenant to and shall defend and indemnify Buyer and hold it harmless against and with respect to any and all damage, loss, liability, deficiency, cost and expense (including without limitation reasonable attorneys' fees and paralegals' fees) (all of the foregoing hereinafter collectively referred to as "Loss") resulting from: (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of the Owners or Sellers or under this Agreement; (ii) any taxes, interest, penalties and additions to tax (including workers' compensation charges) that are required to be paid to the United States Government or any state or local taxing authority resulting from the operation of the Therapy Business for any period ending on or before the Closing Date; (iii) if applicable, all amounts that are due or that may become due to Medicaid and/or Medicare intermediaries, or to other public or private third party payors, if any, on account of adjustments to Medicaid and/or Medicare or any other public or private third party payer cost reimbursement claims made with respect to the Therapy Business for any period ending on or before the Closing Date; (iv) any claim relating to any liability of the Therapy Business or Sellers that are not expressly assumed by Buyer pursuant to the terms of this Agreement ("Unassumed Liability"); (v) any liability arising out of Sellers' noncompliance with COBRA or any like statute; (vi) any liability arising out of any environmental hazard or condition with respect to the Property or the Therapy Business existing as of the Closing Date and any law, regulation or decree on action of any government entity in connection therewith;
(vii) any other claims, liability or cost of any nature whatsoever, known or unknown, whether accrued, absolute contingent or otherwise, presently existing or arising in the future which such liability arose out of Sellers' conduct prior to Closing; and (viii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                  (b) Buyer covenants and shall indemnify Owners and Sellers and hold them harmless against and with respect to any and all Loss from: (i) any misrepresentation, breach of warranty, or failure to fulfill and agreement or covenant on the part of Buyer under this Agreement; (ii) any taxes, interest, penalties and additions to tax (including workers' compensation charges) that are required to be paid to the United States government or any state or local taxing authority resulting from the operation of the Therapy Business for any period after the Closing Date; (iii) if applicable, all amounts that are due or that may become due to Medicaid and/or Medicare intermediaries, or to other public or private third party payors, if any, on account of adjustments to Medicaid and/or Medicare or any other public or private third party payer cost reimbursement claims made with respect to the Therapy Business for any period after the Closing Date, (iv) any claim relating to any liabilities of the Therapy Business after Closing, except claims expressly assumed in writing by Buyer; (v) any liability arising out of any environmental hazard or condition with respect to the Property or the Therapy Business existing after the Closing Date and any law, regulation or decree on action of any government entity in connection therewith; (vi) any other claims, liability or cost of any nature whatsoever, known or unknown, whether accrued, absolute contingent or otherwise, presently existing or arising in the future which such liability arose out of Buyer's conduct after Closing; and (vii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

         10.3. PAYMENT BY BUYER FOR EXPENSE ADJUSTMENTS AFTER CLOSING. If after the Closing Date Buyer is required from time to time to pay any amounts for Medicaid and/or Medicare or other third party payor cost adjustments, federal, state or local taxes, workers' compensation insurance premiums or other expenditures that relate to the operation of the Therapy Business before the Closing Date other than those obligations expressly assumed in this Agreement, and Buyer provides Sellers written notice and details of same within thirty (30) days of first receiving knowledge of same, Sellers shall, upon the later of twenty (20) days of such written demand from Buyer and presentation of evidence of such requirement, pay to Buyer the amount of such required payment. Any payment pertaining to operation of the Therapy Business after the Closing Date shall be the responsibility of Buyer. Notwithstanding anything to the contrary stated herein, Sellers shall not be responsible for increased workers' compensation premiums or similar increased charges to Buyer which arise after the Closing and by reason of Buyer becoming the transferee of Sellers' Assets hereunder and/or operator of the Therapy Business.

         10.4. COST REPORTS. Sellers shall prepare, execute and file all interim cost reports and all other reports and statements required to be filed by Sellers with all intermediaries and any other public or private third party payor or administrative or regulatory agency or body in connection with the transactions hereunder in a timely fashion and no later than forty-five (45) days after closing.

         10.5. COVENANT NOT-TO-COMPETE.

                  (a) Except for Robert M. Weldon and Dan W. Weldon, for a period commencing on the Closing Date and ending on December 31, 1999, neither Sellers, nor any corporation, partnership or other business entity or person controlling, controlled by or under common control with any of the foregoing, including each of the Owners ("Restricted Party") shall, directly or indirectly, operate, manage, own, control, finance or provide financing for, be a consultant for or enter into a service contract with, any nursing home, hospital or licensed health care facility or other entity of any type, licensed or unlicensed, existing or to be constructed and that provides physical therapy services, or any entity existing or to be formed that competes in any way with the Therapy Business, within Clay County, Duval County or Nassau County or within fifty (50) miles of any business premises of the Therapy Business; provided, however, this Subsection shall not be applicable if Buyer is in material breach of the Promissory Note or the Contingent Payments.

                  (b) Except for Robert M. Weldon and Dan W. Weldon, for a period commencing on January 1, 2000, and ending on the third anniversary of the Closing Date, the Restricted Parties shall not, directly or indirectly, operate, manage, own, control, finance or provide financing for, be a consultant for or enter into a service contract to provide outpatient therapy services with, any nursing home, hospital or licensed health care facility or other entity of any type, licensed or unlicensed, existing or to be constructed that provides outpatient therapy services within Clay County, Duval County or Nassau County or within fifty (50) miles of any business premises of the Therapy Business; provided, however, this Subsection shall not be applicable if Buyer is in material breach of the Promissory Note or the Contingent Payments.

                  (c) From and after the Closing Date, no Restricted Party shall disclose, directly or indirectly, to any person outside of Buyer's employ without the express authorization of Buyer, any patient lists, pricing strategies, patient files and records, any proprietary data or trade secrets relating to the Therapy Business or any financial or other information about the Therapy Business not then in the public domain.

                  (d) For a period of three (3) years from and after the Closing Date, no Restricted Party shall engage or participate in any effort or act to induce any of the patients, physicians, suppliers, associates, employees or independent contractors admitted to or employed by Sellers at the Therapy Business prior to Closing, or by the Therapy Business or by Buyer, to take any action or to refrain from taking any action or inaction that might be disadvantageous to Buyer, including but not limited to the solicitation of their respective patients, physicians, suppliers, associates, employees or independent contractors to cease doing business, or their association or employment, with the Therapy Business or Buyer.

                  (e) The Restricted Parties acknowledge that the restrictions contained in this Section are reasonable and necessary to protect the legitimate business interests of Buyer and that any violation thereof by any of them would result in irreparable harm to Buyer. Accordingly, the Restricted Parties agree that upon the violation by any of them of any of the restrictions contained in this Section, Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

         10.6. RECORDS. On the Closing Date, Sellers shall deliver, or cause to be delivered, to Buyer all patient lists and records and all other records or copies of same and files or copies of same not then in Buyer's possession relating to the operations of the Therapy Business.

         10.7. COLLECTION OF ACCOUNTS RECEIVABLE. Buyer shall make reasonable efforts to assist Sellers in collecting all accounts receivable resulting from activities occurring or services rendered to patients prior to the Closing including sending follow-up reminders, telephone calls, making or answering such inquiries as would be undertaken by the Buyer in ordinary course of its own collections. Such assistance, however, shall not include any legal work or more than nominal out of pocket expenses. In addition, Buyer shall assist Sellers by allowing examination by Sellers' authorized representative of relevant documentation in Buyer's possession after the Closing Date, and by transferring to Sellers any payments Buyer may receive from any source whatsoever concerning Sellers' recovery of accounts receivable as provided below. Any payments received by Buyer from Medicaid, Medicare or other third party payors for services rendered prior to the Closing Date will be transferred to Sellers monthly within fifteen (15) days after the last day of the month in which such payments were received. Any payments made by such payors and earmarked or itemized to certain time periods preceding or following Closing shall be applied to accounts receivables arising for such time periods. Notwithstanding the foregoing, and subject to the last paragraph of this Section 10.7,

Sellers shall be paid promptly upon receipt one hundred percent (100%) of collections of Sellers's accounts receivable for billings generated by Sellers within thirty (30) days prior to the Closing Date and which are received within thirty (30) days after the Closing Date.

         After one hundred twenty (120) days, Sellers shall meet with Buyer to review and appraise outstanding accounts receivable and determine the feasibility of collection and any nonextraordinary measures to be taken. The collection of any accounts receivable due Sellers that have not been collected by Buyer or Sellers within one hundred twenty (120) days after the Closing Date shall become the sole responsibility of Sellers, and Buyer shall have no further obligation to assist Sellers with respect to collection thereof, except to provide billing and collection data to Sellers for purposes of initiating their own collection action, if necessary.

         For one (1) year after Closing, Sellers may, during regular business hours and upon reasonable notice to Buyer, and at Sellers' expense, access, audit and photocopy all accounts, reports and medical records in order to allow Sellers to document claims or submittals to Medicaid, Medicare or other third party payors.

         For its collection services rendered herein, Buyer shall receive an administrative fee equal to: (i) three percent (3%) of the amount of receivables collected by Buyer that are outstanding ninety (90) days or less, and (ii) five percent (5%) of the amount of receivables collected by Buyer that are outstanding between ninety (90) days, exclusive, and one hundred twenty (120) days, inclusive.

         10.8. EMPLOYMENT OF EXISTING EMPLOYEES. On the Closing Date Buyer shall have the option of offering to employ those of Sellers' employees set forth on
SCHEDULE 4.15 hereto, except those listed on SCHEDULE 10.8 hereto. Sellers shall compensate all employees for all services performed up to and including the Closing Date. Subsequent to the Closing Date, Buyer shall assume the duty to compensate any employees who are hired by it, subject to any other terms contained in this Agreement relating to compensation of employees. Sellers hereby agree to use their best efforts to facilitate Buyer in its efforts to employ any of said employees.

         10.9. CONSENTS AND APPROVALS. The parties shall undertake to obtain all consents and approvals of governmental and reimbursement agencies and all other parties necessary for the lawful consummation of the transactions contemplated hereby.

         10.10. SET-OFF. Anything in this Agreement to the contrary notwithstanding, Buyer shall have the right to set-off from its payment obligations under the Promissory Note (against the principal balance and not only against the next payment due) and Contingent Payments any liability for any Loss or other indemnification obligations of Sellers and/or Owners herein to Buyer under this Agreement. Buyer shall notify Owners and/or Sellers in writing as to the reason for and the amount of the set-off as soon as practicable but at least thirty (30) days before the day that payment of such set-off amounts would otherwise be due; provided, however, the failure to provide such notice shall not affect Buyer's set-off right herein.

         10.11. THERAPY BUSINESS BOOKS AND RECORDS. Buyer shall maintain separate books and records for the Therapy Business, which books and records shall be available for review upon reasonable notice during normal business hours by Owners and Sellers and their independent auditors and attorneys.

         10.12. DESIGNATED CONTRACTS. Owners and Sellers shall use their best efforts to assist Buyer in its assumption of or substitution of the Designated Contracts within sixty (60) days of the Closing Date. To Owners' and Sellers' knowledge, the inability of Buyer to assume or substitute all of the Designated Contracts will not have a material adverse effect on the Therapy Business.

                             ARTICLE XI: TERMINATION
                                         -----------

         11.1. TERMINATION. This Agreement may be terminated at any time at or prior to the time of Closing Date by:

                  (a) Buyer, if any condition precedent to Buyer's obligations hereunder, including without limitation those conditions set forth in Article VIII herein, have not been satisfied by the Closing Date or pursuant to Section
12.1 herein if any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever;

                  (b) Sellers, if any condition precedent to Sellers' obligations hereunder, including without limitation those conditions set forth in Article IX herein, have not been satisfied by the Closing Date;

                  (c) Buyer, if any Schedule or Exhibit hereto has been altered or modified materially after the date hereof by Sellers or Owners;

                  (d) Sellers, upon the occurrence of an event that results in a material adverse change in the financial condition of Buyer.

                  (e) the mutual consent of Buyer and Sellers.

         11.2. EFFECT OF TERMINATION. Except as provided in Section 10.5 herein, if a party terminates this Agreement because one of its conditions precedent has not been fulfilled, or if this Agreement is terminated by mutual consent, this Agreement shall become null and void without any liability of any party to the other. Furthermore, nothing in this Section shall affect Buyer's right to specific performance of Sellers' obligations at Closing hereunder. Upon termination, each party shall redeliver promptly all documents, work papers and other material (and all copies thereof) of any other party relating to the transaction contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. The parties shall each use, and will cause their advisors and representatives to use their respective best efforts to keep confidential all information and documents to which it is given access or copies by any of the parties in the course of its investigation of the transaction contemplated hereby and will not (except as required by applicable law, regulation or legal process), without the applicable party's prior written consent, disclose any information or use any information for any purpose unrelated to the consummation of the transactions contemplated hereby.

                       ARTICLE XII: CASUALTY, RISK OF LOSS
                                    ----------------------

         12.1. CASUALTY, RISK OF LOSS. Sellers shall bear the risk of all loss or damage to the Assets from all causes, until the Closing. If at any time prior to the Closing any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, Sellers shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, to (a) elect not to proceed with the Closing and terminate this Agreement or (b) proceed to Closing and consummate the transactions contemplated hereby and receive any and all insurance proceeds received or receivable by Sellers on account of any such casualty.

                   ARTICLE XIII:  MISCELLANEOUS PROVISIONS
                                  ------------------------

         13.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made by each party in this Agreement or in any Schedule, Exhibit, certificate, document or list delivered by any such party pursuant herein shall survive the Closing. Notwithstanding any investigation conducted before or after the Closing or the decision of any party to consummate the Closing, each party herein shall be entitled to rely and is hereby declared to have reasonably relied upon the representations and warranties of the other party.

         13.2. PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. No party shall make or cause to be made any public announcement or similar media publicity with respect to this Agreement or the transactions contemplated herein prior to the Closing Date without the prior written notice of each party, and after the Closing Date, all public announcements or similar media publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Buyer shall determine; provided that nothing herein shall prevent either party, upon prior written notice to the other, from making such written notices as such party's counsel may consider advisable in order to satisfy the party's legal and contractual obligations in such regard. The parties shall not, and use their best efforts to ensure that their respective spouses, relatives, employees and others associated with the parties, including but not limited to attorneys and accountants do not, make or publish any negative, critical, disparaging, slanderous or libelous statements about any of the parties, or any of their officers, directors, shareholders, agents, employees, or representatives concerning the parties.

         13.3. COSTS AND EXPENSES. Except as expressly otherwise provided in this Agreement, each party herein shall bear its own costs and expenses in connection with preparation and closing of this Agreement and the transactions contemplated hereby.

         13.4. BENEFIT AND ASSIGNMENT. This Agreement binds and inures to the benefit of each party herein and its successors and proper assigns. Buyer shall remain liable on the Promissory Note and for the Contingent Payments in the event Buyer assigns or sells any interest in the Therapy Business.

         13.5. EFFECT AND CONSTRUCTION OF THIS AGREEMENT. This Agreement and the Exhibits and Schedules as updated by either party between the date hereof and closing herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein, including without limitations the Letter of Intent executed by the parties as of June 4, 1997. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         13.6. COOPERATION - FURTHER ASSISTANCE. Subject to the terms and conditions herein provided, each of the parties herein shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things necessary, proper and advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         13.7. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by telecopier or by overnight courier, properly addressed to the party entitled to receive such notice at the address stated below:

          If to Sellers:        Jacksonville Rehabilitation Center, Inc.
                                c/o Don Hunter, President
                                4171 Roosevelt Boulevard
                                Jacksonville, FL 32210
                                Telecopier: (904) 384-3550

                                Center for Sports Physical Therapy, Inc.
                                c/o Bob Weldon, Administrator
                                454 Blanding Boulevard, Suite B
                                Orange Park, FL 32073
                                Telecopier: (904) 276-7568

                                Jacksonville Group, Inc.
                                c/o Barnes E. Sale, III, President
                                10728 Atlantic Boulevard
                                Jacksonville, FL 32225
                                Telecopier: (904) 646-1144

          With a copy to:       Stephen G. Prom, Esq.
                                Brant, Moore, Macdonald & Wells, P.A.
                                Suite 3100 Barnett Center
                                50 North Laura Street
                                Jacksonville, FL 32202
                                Telecopier: (904) 353-3100

          If to Buyer:          Arbor Health Care Company
                                1100 Shawnee Road
                                Lima, Ohio 45805
                                Telecopier: (419) 227-3499
                                Attention: Dennis R. Smith Senior Vice President

          With a copy to:       Brad C. Roush, Esquire
                                General Counsel
                                1100 Shawnee Road
                                Lima, Ohio 45805
                                Telecopier: (419) 221-3366

         13.8. WAIVER, DISCHARGE, ETC. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties herein by their duly authorized officer of representative. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         13.9. RIGHTS OF PERSONS NOT PARTIES. Nothing contained in this Agreement shall be deemed to create rights in persons not parties herein, other than the successors and proper assigns or the parties herein.

         13.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, disregarding any rules relating to the choice or conflict of laws.

         13.11. SEVERABILITY. Any provision, or distinguishable portion of any provision, of the Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intention of the parties that if any provision of Section 10.6 herein shall be determined to be overly broad in any respect, then it should be enforceable to the maximum extent permissible under the law. To the extent permitted by applicable law, the parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

         13.12. SCHEDULES AND EXHIBITS. Each Schedule and Exhibit to this Agreement that provides information of the Sellers or Owners shall be comprised of three separate Schedules or Exhibits, as the case may be, each denominated by the letter A, B or C to specify Seller or Owner Group for which the information of such Schedule or Exhibit is provided. For example, the Contracts relating to JG shall be listed on SCHEDULE 4.7-A, the Contracts relating to CSPT shall be listed on SCHEDULE 4.7-B, and the Contracts relating to JRC shall be listed on
SCHEDULE 4.7-C.

         IN WITNESS WHEREOF, each of the parties herein and in the capacity indicated below has executed this Agreement as of the day and year first above written.

ARBOR HEALTH CARE COMPANY                            JACKSONVILLE REHABILITATION
                                                     CENTER, INC.

By: \s\ James S. Crawford                            By: \s\ Don J. Hunter
    -------------------------------------                -----------------------
Title: Vice President - Outpatient Rehab             Title: President
       ----------------------------------                   --------------------

JACKSONVILLE GROUP, INC.                             CENTER FOR SPORTS PHYSICAL
                                                              THERAPY, INC.

By: \s\ Barnes E. Sale, III                          By: \s\ Robert M. Weldon
    -------------------------------------                -----------------------
Title: President                                     Title: President
       ----------------------------------                   --------------------

\s\ Barnes E. Sale, III                              \s\ Don J. Hunter
-----------------------------------------            ---------------------------
BARNES E. SALE, III                                  DON J. HUNTER

\s\ Arthur J. Collier                                \s\ James E. Harrison
-----------------------------------------            ---------------------------
ARTHUR J. COLLIER                                    JAMES E. HARRISON

\s\ David A. Shelton                                 \s\ Robert M. Weldon
-----------------------------------------            ---------------------------
DAVID A. SHELTON                                     ROBERT M. WELDON

\s\ Dan W. Weldon
-----------------------------------------
DAN W. WELDON

Exhibit A-CSPT



         All of the issued and outstanding stock of Center for Sports Physical Therapy, Inc., a Florida corporation, is owned by the following named individuals in the following amounts:

Robert M. Weldon                      331/3%
Arthur J. Collier                     331/3%
Dan W. Wledon                         331/3%
                                      -----
                           TOTAL      100%
                                      =====

Exhibit A-JG



         All of the issued and outstanding stock of Jacksonville Group, Inc., a Florida corporation, is owned by the following named individuals in the following amounts:

Barnes E. Sale, III                   23%
Don J. Hunter                         23%
Arthur J. Collier                     23%
James E. Harrison                      8%
David A. Shelton                      23%
                                    -----
                           TOTAL     100%
                                    =====

Exhibit A-JRC



         All of the issued and outstanding stock of Jacksonville Rehabilitation Center, Inc., a Florida corporation, is owned by the following named individuals in the following amounts:

Don J. Hunter                        100%
                                     ----
                           TOTAL     100%
                                     ====

                                                                  Exhibit B-CSPT

                                 PROMISSORY NOTE

                                   $175,000.00
                                   Lima, Ohio
                               September 10, 1997

For value received, the receipt and sufficiency of which are hereby acknowledged, the undersigned, ARBOR HEALTH CARE COMPANY, a Delaware corporation ("Payor"), hereby promises to pay to the order of CENTER FOR SPORTS PHYSICAL THERAPY, INC., a Florida corporation ("Payee") or its successors and assigns, at Jacksonville, Florida, or at such other place as the holder hereof may, from time to time, designate in writing, the total outstanding principal balance of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00), with simple interest on the unpaid principal sum hereof at a rate of eight percent (8%) per year, payable at the times and on the terms as hereinafter provided in this promissory note (the "Note"):

1. Interest hereon and the principal sum shall be paid in lawful money of the United States of America.

2. Payor shall make three (3) annual payments of principal and accrued interest thereon in arrears, with the first such annual payment due September 2, 1998. The second payment is due September 2, 1999 and the third and final payment is due on September 2, 2000. A payment shall be deemed "Late" if not received by Payee on or before the tenth (10th) day after the date such payment is due. Payor further agrees to pay a late payment charge of five percent (5%) of the unpaid portion of any Late payment.

3. Prepayment of all or any part of the principal sum of this Note, together with accrued interest thereon, shall be allowed at any time. Any partial prepayment shall be applied first against accrued interest and then as a reduction of principal. Any such prepayment shall not postpone the due date of any subsequent installment.

4. The principal amount of this Note and/or any accrued interest thereon may be reduced in the manner specified in Section 10.2: "Indemnification" of that certain Asset Purchase Agreement entered into by and among Payor and Payee and dated as of September 10, 1997 to be effective September 1, 1997 (the "Agreement").

5. The happening of the following event shall be deemed a default under this
Note: default by Payor in the payment of any installment of principal or interest when due under this Note and the same shall remain unpaid for a period of fifteen (15) days after the date of such payment is due.

6. It is hereby agreed that in the event default shall be made in the payment of principal or interest of this Note, then the whole of said principal sum remaining unpaid hereunder and all interest then accrued thereon shall at the option of the Payee of this Note forthwith become due and payable without demand or notice (TIME BEING OF ESSENCE HEREOF) and shall thereafter bear interest at the highest rate allowed by law until paid. The Payor agrees to pay all costs of collection, including reasonable attorneys' fees, whether suit be brought or not, if after maturity or default an attorney shall be employed to collect this Note or any payment of principal and/or interest due hereunder and whether or not this Note is collected through the Bankruptcy Court or any other judicial proceeding.

7. The Payor, for itself, its legal representatives, successors and assigns, jointly, severally and expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under any exemption or insolvency laws.

8. Any acceptance of more lenient terms of repayment of the principal or interest by the Payee shall not waive the Payee's rights of repayment so stipulated herein. No partial exercise by the Payee of any right or remedy shall preclude any other future exercise thereof, or the exercise of any other right or remedy.

9. This Note shall be construed by the laws of the State of Florida. Any and all suits for any and every breach of this contract may be instituted and maintained in any court of competent jurisdiction in Duval County, Florida.

10. This Note has been executed and delivered at Jacksonville, Duval County, Florida on the date first above written.

ARBOR HEALTH CARE COMPANY

By:
   -------------------------------------
Title:
      ----------------------------------

                                                                    Exhibit B-JG

                                 PROMISSORY NOTE

                                   $525,000.00
                                   Lima, Ohio
                               September 10, 1997


For value received, the receipt and sufficiency of which are hereby acknowledged, the undersigned, ARBOR HEALTH CARE COMPANY, a Delaware corporation ("Payor"), hereby promises to pay to the order of JACKSONVILLE GROUP, INC., a Florida corporation ("Payee") or its successors and assigns, at Jacksonville, Florida, or at such other place as the holder hereof may, from time to time, designate in writing, the total outstanding principal balance of Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00), with simple interest on the unpaid principal sum hereof at a rate of eight percent (8%) per year, payable at the times and on the terms as hereinafter provided in this promissory note (the "Note"):

1. Interest hereon and the principal sum shall be paid in lawful money of the United States of America.

2. Payor shall make three (3) annual payments of principal and accrued interest thereon in arrears, with the first such annual payment due September 2, 1998. The second payment is due September 2, 1999 and the third and final payment is due on September 2, 2000. A payment shall be deemed "Late" if not received by Payee on or before the tenth (10th) day after the date such payment is due. Payor further agrees to pay a late payment charge of five percent (5%) of the unpaid portion of any Late payment.

3. Prepayment of all or any part of the principal sum of this Note, together with accrued interest thereon, shall be allowed at any time. Any partial prepayment shall be applied first against accrued interest and then as a reduction of principal. Any such prepayment shall not postpone the due date of any subsequent installment.

4. The principal amount of this Note and/or any accrued interest thereon may be reduced in the manner specified in Section 10.2: "Indemnification" of that certain Asset Purchase Agreement entered into by and among Payor and Payee and dated as of September 10, 1997 to be effective September 1, 1997 (the "Agreement").

5. The happening of the following event shall be deemed a default under this
Note: default by Payor in the payment of any installment of principal or interest when due under this Note and the same shall remain unpaid for a period of fifteen (15) days after the date of such payment is due.

6. It is hereby agreed that in the event default shall be made in the payment of principal or interest of this Note, then the whole of said principal sum remaining unpaid hereunder and all interest then accrued thereon shall at the option of the Payee of this Note forthwith become due and payable without demand or notice (TIME BEING OF ESSENCE HEREOF) and shall thereafter bear interest at the highest rate allowed by law until paid. The Payor agrees to pay all costs of collection, including reasonable attorneys' fees, whether suit be brought or not, if after maturity or default an attorney shall be employed to collect this Note or any payment of principal and/or interest due hereunder and whether or not this Note is collected through the Bankruptcy Court or any other judicial proceeding.

7. The Payor, for itself, its legal representatives, successors and assigns, jointly, severally and expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under any exemption or insolvency laws.

8. Any acceptance of more lenient terms of repayment of the principal or interest by the Payee shall not waive the Payee's rights of repayment so stipulated herein. No partial exercise by the Payee of any right or remedy shall preclude any other future exercise thereof, or the exercise of any other right or remedy.

9. This Note shall be construed by the laws of the State of Florida. Any and all suits for any and every breach of this contract may be instituted and maintained in any court of competent jurisdiction in Duval County, Florida.

10. This Note has been executed and delivered at Jacksonville, Duval County, Florida on the date first above written.

ARBOR HEALTH CARE COMPANY



By:
   -------------------------------------
Title:
      ----------------------------------

                                                                   Exhibit B-JRC

                                 PROMISSORY NOTE

                                   $300,000.00
                                   Lima, Ohio
                               September 10, 1997

For value received, the receipt and sufficiency of which are hereby acknowledged, the undersigned, ARBOR HEALTH CARE COMPANY, a Delaware corporation ("Payor"), hereby promises to pay to the order of JACKSONVILLE REHABILITATION CENTER, INC., a Florida corporation ("Payee") or its successors and assigns, at Jacksonville, Florida, or at such other place as the holder hereof may, from time to time, designate in writing, the total outstanding principal balance of Three Hundred Thousand and No/100 Dollars ($300,000.00), with simple interest on the unpaid principal sum hereof at a rate of eight percent (8%) per year, payable at the times and on the terms as hereinafter provided in this promissory note (the "Note"):

1. Interest hereon and the principal sum shall be paid in lawful money of the United States of America.

2. Payor shall make three (3) annual payments of principal and accrued interest thereon in arrears, with the first such annual payment due September 2, 1998. The second payment is due September 2, 1999 and the third and final payment is due on September 2, 2000. A payment shall be deemed "Late" if not received by Payee on or before the tenth (10th) day after the date such payment is due. Payor further agrees to pay a late payment charge of five percent (5%) of the unpaid portion of any Late payment.

3. Prepayment of all or any part of the principal sum of this Note, together with accrued interest thereon, shall be allowed at any time. Any partial prepayment shall be applied first against accrued interest and then as a reduction of principal. Any such prepayment shall not postpone the due date of any subsequent installment.

4. The principal amount of this Note and/or any accrued interest thereon may be reduced in the manner specified in Section 10.2: "Indemnification" of that certain Asset Purchase Agreement entered into by and among Payor and Payee and dated as of September 10, 1997 to be effective September 1, 1997 (the "Agreement").

5. The happening of the following event shall be deemed a default under this
Note: default by Payor in the payment of any installment of principal or interest when due under this Note and the same shall remain unpaid for a period of fifteen (15) days after the date of such payment is due.

6. It is hereby agreed that in the event default shall be made in the payment of principal or interest of this Note, then the whole of said principal sum remaining unpaid hereunder and all interest then accrued thereon shall at the option of the Payee of this Note forthwith become due and payable without demand or notice (TIME BEING OF ESSENCE HEREOF) and shall thereafter bear interest at the highest rate allowed by law until paid. The Payor agrees to pay all costs of collection, including reasonable attorneys' fees, whether suit be brought or not, if after maturity or default an attorney shall be employed to collect this Note or any payment of principal and/or interest due hereunder and whether or not this Note is collected through the Bankruptcy Court or any other judicial proceeding.

7. The Payor, for itself, its legal representatives, successors and assigns, jointly, severally and expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under any exemption or insolvency laws.

8. Any acceptance of more lenient terms of repayment of the principal or interest by the Payee shall not waive the Payee's rights of repayment so stipulated herein. No partial exercise by the Payee of any right or remedy shall preclude any other future exercise thereof, or the exercise of any other right or remedy.

9. This Note shall be construed by the laws of the State of Florida. Any and all suits for any and every breach of this contract may be instituted and maintained in any court of competent jurisdiction in Duval County, Florida.

10. This Note has been executed and delivered at Jacksonville, Duval County, Florida on the date first above written.

ARBOR HEALTH CARE COMPANY



By:
   -----------------------------------------

Title:
      --------------------------------------

                            ARBOR HEALTH CARE COMPANY
                          JACKSONVILLE THERAPY BUSINESS

                            ASSET PURCHASE AGREEMENT
                                SCHEDULE INDEX *

Schedule
--------

1.2          Inventory
1.4          Designated Contracts
1.5          The Physical Therapy Network, Inc.
2.1(c)       Determination and Payment of Purchase Price
2.2(a)       Accrued Vacation Pay
2.2(b)       Prepayments
2.5          Allocation of Purchase Price
4.1          Organization and Standing of Sellers
4.2          Authority
4.4          Absence of Conflicting Agreements
4.5          Consent List
4.6          Schedule of Assets
4.7          Contracts
4.8          Financial Statements
4.9          Material Changes
4.10         Cost Report Disputes
4.11         Licenses; Permits
4.12         Title, Condition to Personal Property
4.13         Title, Condition of the Property
4.14         Litigation
4.15         Employees
4.16(a)      Collective Bargaining, Labor Contracts, Employments Practices, etc.
4.18         Insurance
4.19         Relationships
4.21         Absence of Certain Events
4.22         Compliance with Laws
4.23         Notices from Environmental Authorities
4.25         Tax Returns
4.27         Physical Therapists
4.28         Claims and Billing
8.4          Legal Matters
8.5          Approvals
10.8         Employment of Existing Employees
10.9         Excepted Employees

* The Company agrees to furnish to the Securities and Exchange Commission supplementally a copy of the omitted schedules upon the Commission's request.